Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

December 7, 2022

Manager

Freeport Holdings Series, LLC

1181 Nixon Dr. #1009

Moorestown, NJ 08057

To the Managing Member:

We are acting as counsel to Freeport Holdings Series LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

AS

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Membership Interests	Maximum Offering Size
Warhol AWICKEY	$85.25	10,000	$852,500
Warhol AWMARILYN	$57.98	10,000	$579,800
Warhol AWDEAN	$21.62	10,000	$216,200
Warhol AWJAGGER	$24.65	10,000	$246,500
Warhol AWSHOES	$36.77	10,000	$367,700